Exhibit 10.3

DATED November 19, 2014

DOGUS HOLDING A.S.

and

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of

certain shares in Turkiye Garanti BankasI A.S.

CONTENTS

1.	Interpretation	2

2.	Sale and purchase	8

3.	Conditions	9

4.	Conduct of business before Completion	10

5.	Consideration	10

6.	Completion	11

7.	Warranties	12

8.	Indemnification	13

9.	Limitations on Liability	13

10.	Undertakings	15

11.	Effect of Completion	15

12.	Remedies and waivers	15

13.	Assignment	16

14.	Entire Agreement	16

15.	Notices	17

16.	Announcements	18

17.	Confidentiality	19

18.	Costs and expenses	20

19.	Counterparts	20

20.	Invalidity	20

21.	No set-off	20

22.	Further assurance	20

23.	Payments	21

24.	Choice of governing law	21

25.	Jurisdiction	21

26.	Language	22

SCHEDULE 1 (CONDITIONS TO COMPLETION)		23

SCHEDULE 2 (COMPLETION ARRANGEMENTS)		25

SCHEDULE 3 (WARRANTIES)		28

SCHEDULE 4 (STAMP TAX PROTOCOL)		30

THIS AGREEMENT is made on the 19th day of November 2014

BETWEEN:

1.	DOGUS HOLDING A.S. whose registered office is at Huzur Mahallesi, Maslak Ayazaga Caddesi No. 2 34396 Sariyer Istanbul, Turkey (registered in Turkey Trade Registry No. 132298/79618) (the “Seller”);

2.	BANCO BILBAO VIZCAYA ARGENTARIA, S.A. whose registered office for these purposes is at Paseo de la Castellana 81, Planta 25, Madrid 28046, Spain (registered at the Vizcaya Mercantile Registry in volume 2,083, sheet 1, Hoja BI-17-A, 1st inscription) (the “Purchaser”);

WHEREAS:

(A)	The Purchaser acquired shares corresponding to approximately 24.8902% of the share capital of the Company (as defined below) on March 22, 2011 and subsequently acquired shares corresponding to approximately 0.1198% of the share capital of the Company from the Istanbul Stock Exchange. As of the date of this Agreement, each of BBVA and the Dogus Group (as defined below) holds approximately 25.0100% and approximately 24.8902% of the share capital of the Company, respectively.

(B)	On November 1, 2010, the Purchaser, the Seller, Dogus Nakliyat ve Ticaret A.S. and Dogus Arastirma Gelistirme ve Musavirlik Hizmetleri A.S. signed a shareholders’ agreement in relation to the governance and management of the Company which came into effect simultaneously with the acquisition of approximately 24.8902% shareholding in the Company by the Purchaser on March 22, 2011 and signed an amendment protocol regarding such agreement on April 26, 2013.

(C)	The Seller has agreed to sell and the Purchaser has agreed to purchase and pay for shares corresponding to approximately 14.2254% of the share capital of the Company in each case on the terms and subject to the conditions of this agreement (as the same may be amended in accordance with the provisions hereof) (the “Agreement”).

(D)	According to the provisions of Section 5.01 of the Shareholders Agreement (as defined below), the acquisition of the referred shares by the Purchaser together with the acquisition of the Sahenk Family Shares (as defined below), from the Seller and the Sahenk Family (as defined below), respectively, results in the commencement of the Phase II Period (as defined therein).

(E)	Simultaneously with entry into this Agreement the Purchaser and the Seller, together with certain Dogus Group Members (as defined below), have entered into the Restated Shareholders’ Agreement (as defined below) and the Purchaser and the Sahenk Family Sellers (as defined below) have entered into the Sahenk Family SPA (as defined below), both of which shall come into effect simultaneously with, and is conditional upon completion of, this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1	In this Agreement:

“Additional Amount”	has the meaning given to it in sub-clause 5.3;

“Agreement”	has the meaning given to it in the preamble;

“Backstop Date”	means three months after the Longstop Date;

“BRSA”	means the Banking Regulation and Supervision Agency of Turkey (BankacIlIk Denetleme ve Düzenleme Kurumu);

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for business in Istanbul and Madrid;

“Claim”	means any claim brought by either the Seller or the Purchaser in connection with the provisions of this Agreement and “Claims” shall be construed accordingly;

“CMB”	means the Capital Markets Board of Turkey (Sermaye PiyasasI Kurulu);

“Company”	means Turkiye Garanti BankasI A.S, a joint stock company, incorporated and governed under the laws of the Republic of Turkey whose head office is at Nispetiye Mah. Aytar Cad. No:2, 34340 Levent, Besiktas, Istanbul, Turkey;

“Company Group”	means the Company and its subsidiaries. The term “Company Group Member” shall mean any entity within the Company Group;

“Completion”	means completion of the sale and purchase of the Shares under this Agreement;

“Completion Date”	means the fifth Business Day following the day on which the last in time of the Conditions shall have been satisfied in accordance with this Agreement or such other date as the Seller and the Purchaser may agree in writing;

“Conditions”	has the meaning given to it in sub-clause 3.1;

“Consideration”	means the consideration to be paid by the Purchaser to the Seller in respect of the Shares as provided under Clause 5 (Consideration);

“Dividend Share”	has the meaning given to it in sub-clause 5.2;

“Dogus Bank Account”	means the Seller’s Euro bank account to be notified to the Purchaser no later than five Business Days before the Completion Date;

“Dogus Group”	means the Sahenk Family together with its subsidiaries and subsidiary undertakings from time to time. The term “Dogus Group Member” shall mean a member of the Dogus Group;

“Dogus Shareholders”	means the Seller, Dogus Nakliyat ve Ticaret A.S., and Dogus ArastIrma Gelistirme ve Musavirlik Hizmetleri A.S. collectively;

“Encumbrances”	means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire (whether through right of first offer or otherwise), right of pre-emption, assignment by way of security, trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement), conditional sale or other title retention agreement, any agreement to exercise voting rights or any agreement to create any of the foregoing and the term “Encumber” shall be construed accordingly;

“EURIBOR”	means the rate (expressed as a percentage per annum) for deposits in Euro that appears on Reuters Page 248 as of 11:00 a.m. London time, on the relevant date. If Reuters Page 248 does not include such a rate or is unavailable on a particular date, the Parties agree to request that four major European banks provide such bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., London time, on the relevant date. In such case, the Parties agree to use the average of the four provided rates.

“Governmental Authority”	means any ministry, governmental department, governmental commission, governmental board, governmental agency, regulatory authority, judicial or administrative body, having jurisdiction over the matter in question;

“Group”	in relation to anybody corporate means that body corporate and all its subsidiary undertakings together with that body corporate’s parent undertakings and all of their respective subsidiary undertakings and the term “Group Member” shall mean a member of the Group;

“Longstop Date”	means the date falling seven months after the date of this Agreement or such other date as the Seller and the Purchaser may agree in writing;

“Losses”	means any and all actions, claims, proceedings, loss, damage, payments, costs or expenses of any kind;

“Merger Regulation”	has the meaning given to it in sub-paragraph 2.4 of Schedule 1 (Conditions to Completion);

“Parties”	shall mean the Seller and the Purchaser;

“Payment”	has the meaning given to it in sub-clause 1.2(K);

“Payment Obligation”	has the meaning given to it in sub-clause 1.2(K);

“Postponed Longstop Date”	has the meaning given to it in sub-clause 3.6;

“Purchase Price”	means TL 5,251,755,932.47, which is to be paid on the Completion Date in Euros, by converting such TL 5,251,755,932.47 by using the arithmetical average of buy (selling Euros for TL) and sell (buying Euros for TL) rates of the Central Bank of Turkey during a period of 3 consecutive Business Days ending on the Business Day immediately preceding the Completion Date;

“Purchaser”	has the meaning given to it in the preamble;

“Purchaser Conditions”	has the meaning given to it in sub-clause 3.2;

“Regulatory Action”	means any order, regulation or judgment having been issued or made (i) for the transfer of the Shares or any of them (or rights exercisable in respect of the Shares) to the Savings Deposit Insurance Fund; (ii) for the expropriation of assets forming a material part of the undertakings of the Company Group by a Governmental Authority; or (iii) that otherwise renders the Transaction unlawful or prohibits the Parties from completing the Transaction;

“Restated Shareholders’ Agreement”	means the amended and restated shareholders’ agreement entered into on today’s date by the Purchaser, the Seller, Dogus Nakliyat ve Ticaret A.S. and Dogus Arastirma Gelistirme ve Musavirlik Hizmetleri A.S. in relation to the governance and management of the Company in order to replace the Shareholders’ Agreement (as defined below);

“Sahenk Family”	means Mr. Ferit Sahenk and his relatives by blood or affinity, up to and including the third degree as defined under Turkish law;

“Sahenk Family Shares”	means the total of (1) 2,762,630,322 shares with a nominal value of 1 Kr each in the Company, with a nominal value of, in aggregate, TL 27,626,303.22, representing approximately 0.6577% of the total issued share capital of the Company and owned by Ferit Faik Şahenk; (2) 16,153,831 shares with a nominal value of 1 Kr each in the Company, with a nominal value of, in aggregate, TL 161,538.31, representing approximately 0.0038% of the total issued share capital of the Company and owned by Dianne Şahenk; and (3) 12,276,911 shares with a nominal value of 1 Kr each in the Company, with a nominal value of, in aggregate, TL 122,769.11, representing approximately 0.0029% of the total issued share capital of the Company and owned by Defne Şahenk;

“Sahenk Family Sellers”	means Ferit Faik Şahenk, Dianne Şahenk and Defne Şahenk;

“Sahenk Family SPA”	means the share purchase agreement entered into on today’s date by the Purchaser, Ferit Faik Şahenk, Dianne Şahenk and Defne Şahenk in relation to the sale and purchase of the Sahenk Family Shares;

“SDIF Fee”	means the amount payable to the Savings Deposit Insurance Fund in connection with the sale and purchase of the Shares as stipulated under this Agreement;

“Seller”	has the meaning given to it in the preamble;

“Shareholders’ Agreement”	means the shareholders’ agreement and the protocol regarding the shareholders’ agreement entered into on November 1, 2010 and April 26, 2013, respectively, by the Purchaser, the Seller, Dogus Nakliyat ve Ticaret A.S. and Dogus Arastirma Gelistirme ve Musavirlik Hizmetleri A.S. in relation to the governance and management of the Company;

“Shares”	means 59,746,938,936 shares with a nominal value of 1 Kr each in the Company, with a nominal value of, in aggregate, TL 597,469,389.36, representing approximately 14.2254% of the total issued share capital of the Company;

“Stamp Tax”	means any stamp or documentary tax, fee or duty (damga vergisi) as defined under Law no. 488 regarding Stamp Tax, together with all penalties, charges and interest relating thereto;

“Subsidiary”	means any person (i) which is Controlled, directly or indirectly, by the first-mentioned person; (ii) more than half the issued share capital of which is beneficially owned by the first-mentioned person; or (iii) which is a subsidiary of another subsidiary of the first-mentioned person. For the purposes of this definition “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any person and/or control the composition of its board of directors or equivalent body, whether through the ownership of voting securities, by contract or otherwise;

“Tax”	means all taxes, levies, duties (customs or otherwise), imposts, charges and withholdings of any nature whatsoever, including (without limitation) taxes on gross or net income, social security charges, profits or gains and taxes on transactions, receipts, sales, use, occupation, franchise, value added and personal property, together with all penalties, charges and interest relating to any of them;

“Tax Authority”	means any taxing, revenue or other authority (whether within or outside Turkey or Spain) competent to impose any liability to, or assess or collect any Tax;

“Transaction”	means the agreement between the Parties for the sale and purchase of the Shares and matters contemplated by the Transaction Documents;

“Transaction Documents”	means this Agreement, the Restated Shareholders’ Agreement, and any other document entered into pursuant to this Agreement or any of the foregoing documents;

“Treasury”	means the Republic of Turkey Prime Ministry Undersecretariat of Turkey;

“Turkish Code of Obligations”	means the Turkish Code of Obligations numbered 6098;

“Turkish Commercial Code”	means the Turkish Commercial Code numbered 6102;

“Turkish Competition Board”	means the decision-making body of the Turkish Competition Authority;

“Turkish Lira” or “TL”	means the lawful currency of Turkey for the time being;

“Warrantor”	means, in relation to the Warranties in Part B of Schedule 3 (Warranties), the party giving the Warranty;

“Warranty”	means each of the representations and warranties set out in Schedule 3 (Warranties);

“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day;

1.2	In this Agreement, unless otherwise specified:

(A)	references to clauses, sub-clauses, paragraphs, sub-paragraphs and Schedules are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and Schedules to, this Agreement;

(B)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(C)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(D)	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(E)	general words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by particular examples intended to be embraced by the general words and the words “include(s)” or “including” shall be deemed to have the words “without limitation” following them;

(F)	references to any document in the “agreed form” means the document in a form agreed by the parties to this Agreement and initialled for the purposes of identification only by the Purchaser (or by the Purchaser’s legal advisers on its behalf) and the Seller (or by the Seller’s legal advisers on their behalf);

(G)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(H)	references to times of the day are to Istanbul time;

(I)	headings to clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;

(J)	the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules;

(K)	other than the payment of the Dividend Share by the Purchaser to the Seller pursuant to sub-clause 5.2(B), which shall be paid net of all Taxes which would be applicable to the Purchaser in Turkey on the dividend distribution received by the Purchaser from the Company corresponding to the Shares, any indemnity or covenant to pay (the “Payment Obligation”) being given on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that to the extent that the amount payable pursuant to such Payment Obligation (the “Payment”) is subject to a deduction or withholding required by law in respect of Tax or is chargeable to any Tax in the hands of the recipient it shall be increased so as to ensure that, after taking into account:

(i)	the amount of Tax required to be deducted or withheld from, and the Tax chargeable on such amount (including on the increased amount); and

(ii)	any Tax credit, repayment or other Tax benefit which is available to the indemnified party or the recipient of the Payment solely as a result of the matter giving rise to the Payment Obligation or as a result of receiving the Payment;

(which amount of Tax and Tax credit, repayment or other Tax benefit is to be determined by the auditors of the recipient at the expense of the recipient and is to be certified as such by the auditors of the recipient to the party making the Payment), the recipient of the Payment is in the same position as it would have been in if there had been no such Tax or Tax credit, repayment or other Tax benefit.

2.	Sale and purchase

2.1	At Completion, the Seller shall sell and the Purchaser shall purchase the Shares together with full legal and beneficial title and all rights (including, without limitation, rights to receive dividends declared, made or paid after the Completion Date (subject to sub-clause 5.2)) attaching thereto and free from any and all Encumbrances and all other rights exercisable by or claims by third parties.

2.2	The allocation between the Seller and the Purchaser of the costs of any Stamp Tax charged on the execution or delivery of this Agreement or the transfer of the Shares from the Seller to the Purchaser shall be as set out in Schedule 4 (Stamp Tax Protocol).

2.3	The Purchaser shall pay the SDIF Fee.

3.	Conditions

3.1	The sale and purchase of the Shares pursuant to this Agreement is in all respects conditional upon those matters listed in Schedule 1 (Conditions to Completion) (the “Conditions”).

3.2	The Purchaser shall use all reasonable endeavours to fulfil or procure the fulfilment of the conditions listed in paragraphs 1 and 2 of Schedule 1 (Conditions to Completion) (the “Purchaser Conditions”) as soon as reasonably practicable and in any event on or before the Longstop Date and will notify the Seller in writing immediately upon the satisfaction of each such condition.

The Seller (for the benefit of the Purchaser) shall give such co-operation and assistance in a timely manner to the Purchaser as the Purchaser may reasonably require to fulfil or procure the fulfilment of the Purchaser Conditions. Without limitation to the foregoing, the Seller (for the benefit of the Purchaser) shall accordingly provide assistance with submissions to the Governmental Authorities, procure information reasonably required by the Governmental Authorities and take all reasonable actions within its power to procure that the Company and the Company Group Members co-operate with the Purchaser in fulfilling the Purchaser Conditions and take all reasonable actions and steps it is required to take under or in connection with this Agreement with a view to ensuring that the fulfilment of the Purchaser Conditions is achieved in an efficient and timely manner.

3.3	The Seller shall use all reasonable endeavours to fulfil or procure the fulfilment of the conditions listed in paragraph 3 of Schedule 1 (Conditions to Completion) as soon as reasonably practicable and in any event on or before the Longstop Date and will notify the Purchaser in writing immediately upon the satisfaction of each such condition.

3.4	The Parties shall keep each other (or their advisers) reasonably informed as to the progress towards satisfaction of the Conditions.

3.5	Each of the Parties undertakes to disclose in writing to the other any matter which will or may reasonably prevent any of the Conditions from being satisfied on or prior to the Longstop Date (or any Postponed Longstop Date) immediately after it comes to its attention.

3.6	Subject to sub-clause 3.8, if any of the Conditions is not fulfilled by the Purchaser or the Seller, as applicable, by 5.30 p.m. on the Longstop Date, then either the Purchaser or the Seller may by notifying the other party within five Business Days of the Longstop Date postpone the Longstop Date to (but not before) the Backstop Date, unless the Parties mutually agree in writing to an extension to a date prior to the Backstop Date, in which event further extensions of the Longstop Date may be made on the same basis (the Longstop Date, as so postponed, being the “Postponed Longstop Date”).

3.7	The Purchaser or the Seller (as applicable) shall only be entitled to postpone the Longstop Date in accordance with sub-clause 3.6 if:

(A)	it has complied in all material respects with its obligations under this Agreement; and

(B)	it is reasonable to expect that all of the Conditions will be fulfilled by the Backstop Date.

3.8	This Agreement shall terminate if any of the Conditions has not been satisfied at the Longstop Date or (where postponed in accordance with sub-clause 3.6 of this Agreement) the Postponed Longstop Date with the effect that all obligations of the parties under this Agreement shall end (except for the provisions of Clauses 16 (Announcements) and 17 (Confidentiality)) but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

4.	Conduct of business before Completion

4.1	In addition to the obligations of the Seller and other members of Dogus Group under the Shareholders’ Agreement between the date hereof and the Completion, neither the Seller nor any other Dogus Group Member shall sell, transfer, Encumber or otherwise dispose of the Shares or any interest therein (or enter into an option or agreement to do so); or make or progress any preparations in respect of a public offering or private placement of such Shares.

5.	Consideration

5.1	Without prejudice to the provisions of sub-clause 5.2 and sub-clause 5.3, the total consideration for the sale of the Shares shall be the payment by the Purchaser to the Seller of the Purchase Price.

5.2	The Seller shall be entitled to receive the dividends corresponding to the Shares and distributed by the Company relating to the financial year 2014 (the “Dividend Share”) regardless of whether the Completion Date takes place before or after the declaration or payment of such dividends subject to the following terms and conditions:

(A)	In the event that the Completion Date is after the date upon which the Company has paid dividends relating to the financial year 2014, then the Seller will have received the Dividend Share from the Company as the owner of the Shares. If the Dividend Share exceeds TL 65,721,632.83 in aggregate, then the Purchase Price shall be reduced in the amount of such excess and, consequently, the Purchaser will pay to the Seller on the Completion Date the Purchase Price as reduced according to this Clause.

(B)	In the event that the Completion Date is prior to the date upon which the Company has paid dividends relating to the financial year 2014, then the Purchaser shall pay to the Seller the Dividend Share net of all Taxes which would be applicable to the Purchaser in Turkey on the dividends received by the Purchaser from the Company corresponding to the Shares, on the fifth Business Day after receipt by the Purchaser of the dividends from the Company. If the Dividend Share exceeds TL 65,721,632.83, then the Purchaser will only pay to the Seller TL 65,721,632.83 net of all Taxes applicable to the Purchaser in Turkey.

5.3	In the event that the Completion Date is after April 30, 2015, the Purchaser shall pay to the Seller an additional amount in Euros, equal to the amount, which is the product of the Purchase Price multiplied by 3-month EURIBOR plus .75 per cent (per annum) divided by the number of days elapsed after April 30, 2015 up to but excluding the Completion Date (the “Additional Amount”). The Purchase Price shall be deemed to be adjusted by an amount equal to such Additional Amount.

5.4	Any payment made by any party under this Agreement shall:

(A)	(so far as possible) be treated as an adjustment to the Purchase Price to the extent of the payment and be paid in TL, unless otherwise stated in this Agreement; and

(B)	in respect of any payment made in relation to a Claim hereunder where the Claim is assessable in any currency other than Turkish Lira, payment in such currency shall be based on the spot rate of exchange obtainable in the London foreign exchange market at 12:00 (noon) of Turkish Lira to the relevant currency on the date that the Claim is paid under this Agreement.

6.	Completion

6.1	Completion shall take place at the head offices of the Company in Istanbul, Turkey at 11:00 a.m. on the Completion Date.

6.2	At Completion the Seller shall do those things listed in Part A (Transfer obligations), in so far as applicable to the Seller, and in Part B (Seller’s obligations) of Schedule 2 (Completion arrangements) and the Purchaser shall do those things listed in Part A (Transfer obligations), in so far as applicable to the Purchaser, and Part C (Purchaser’s obligations) of Schedule 2 (Completion arrangements). Completion shall take place in accordance with Part D (General) of Schedule 2 (Completion arrangements).

6.3	Neither the Purchaser nor the Seller shall be obliged to complete the sale and purchase of the Shares unless the sale and purchase of all the Shares under this Agreement and the Sahenk Family Shares under the Sahenk Family SPA are completed simultaneously.

6.4	With effect from Completion, the Restated Shareholders’ Agreement shall come into full force and effect and replace the Shareholders’ Agreement.

6.5	If the respective obligations of the Seller and/or the Purchaser under sub-clause 6.2 and Schedule 2 (Completion arrangements) are not complied with on the Completion Date the non-defaulting party may:

(A)	defer Completion (so that the provisions of this Clause 6 (Completion) shall apply to Completion as so deferred); or

(B)	proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

(C)	terminate this Agreement by notice in writing to the other party.

6.6	If this Agreement is terminated in accordance with sub-clause 6.5 (and without limiting any Party’s right to claim damages from the other in respect thereof):

(A)	all obligations of the Parties shall end (except for the provisions of Clauses 16 (Announcements) and 17 (Confidentiality)) but (for the avoidance of doubt) all rights and liabilities of the Parties which have accrued before termination shall continue to exist;

(B)	in circumstances in which the termination has resulted solely from the Purchaser’s failure to fulfil its obligations under sub-clauses 6.2 and Schedule 2 (Completion arrangements), the Purchaser will indemnify the Seller on demand on an after-Tax basis for all costs and expenses reasonably incurred by the Seller; and

(C)	in circumstances in which the termination has resulted solely from the failure of the Seller to fulfil its obligations under sub-clause 6.2 and Schedule 2 (Completion arrangements), the Seller will indemnify the Purchaser on demand on an after-Tax basis for all costs and expenses reasonably incurred by the Purchaser.

6.7	Following the Completion, the Purchaser shall make (or procure the Company to make) any notifications of the transfer of the Shares as may be required by law or regulation and the Seller shall provide such assistance as the Purchaser may reasonably require in making such notifications.

7.	Warranties

Representations and Warranties by the Seller

7.1	The Seller represent and warrants to the Purchaser that the Warranties set out in Part A and Part B of Schedule 3 (Warranties) are true and accurate at the date of this Agreement (or such other date if so specified in the relevant Warranty) and the Warranties shall be deemed to be repeated on the Completion Date, each by reference to the facts and circumstances as at the Completion Date (or such other date if so specified in the relevant Warranty). The Warranties contained in Part A and Part B of Schedule 3 (Warranties) are the only representations and warranties made by the Seller in connection with the sale of the Shares. The Seller makes no other representation or gives no other warranty or assumes no other liability in connection with the sale of the Shares, whether by contract or arising from the Law.

Representations and Warranties by the Purchaser

7.2	The Purchaser represents and warrants to the Seller that the Warranties set out in Part B of Schedule 3 (Warranties) are true and accurate at the date of this Agreement (or such other date if so specified in the relevant Warranty) and the Warranties shall be deemed to be repeated on the Completion Date, each by reference to the facts and circumstances as at the Completion Date (or such other date if so specified in the relevant representation and warranty). The Warranties contained in Part B of Schedule 3 (Warranties) are the only representations and warranties made by the Purchaser in connection with the purchase of the Shares. The Purchaser makes no other representation or gives no other warranty or assumes no other liability in connection with the purchase of the Shares, whether by contract or arising from the Law.

Warranties separate and independent

7.3	Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

8.	Indemnification

Indemnification by the Seller

8.1	Subject to the provisions of Clause 9 (Limitations on Liability), the Seller hereby undertakes to indemnify and hold harmless the Purchaser in respect of any Losses which would not have been suffered or incurred by the Purchaser had the representations and warranties of the Seller herein contained been true and accurate.

Indemnification by the Purchaser

8.2	Subject to the provisions of Clause 9 (Limitations on Liability), the Purchaser hereby undertakes to indemnify and hold harmless the Seller in respect of any Losses which would not have been incurred or suffered by the Seller had the representations and warranties of the Purchaser herein contained been true and accurate.

Payment of Indemnification

8.3	Any and all payments to be made pursuant to the indemnification provisions of this Clause 8 (Indemnification) shall be in Turkish Lira. For the avoidance of doubt, the terms of Clause 23 (Payments) shall apply to such payments.

9.	Limitations on Liability

9.1	The liability of the Seller and the Purchaser in respect of Claims made or brought under this Agreement shall be limited as follows:

(a)	neither the Seller nor the Purchaser shall be liable to make payment for any Claim based upon a liability which is contingent unless and until such contingent liability becomes an actual liability;

(b)	neither the Seller nor the Purchaser shall be liable for any Claim to the extent that the liability arises or is increased as a result of any legislative, legal or regulatory requirement not in force at the date of this Agreement, where such requirement has been made or issued outside the reasonable control of the Parties or has not been issued or made as a result of the breach of this Agreement by either Party;

(c)	neither the Seller nor the Purchaser shall be liable for any Claim to the extent that the matter giving rise to such Claim has been made good or is otherwise compensated for without loss to the other Party;

(d)	neither the Seller nor the Purchaser shall be liable for any Claim to the extent that the same loss under such Claim has been recovered by the Seller or Purchaser (as applicable) under any provision of this Agreement or any other Transaction Document and accordingly the Seller or the Purchaser (as applicable) may only recover once in respect of the same loss;

(e)	the Seller and the Purchaser shall only be liable in respect of a Claim if and to the extent that such Claim is admitted by the relevant party, the subject of an arbitral award or proven in a court of competent jurisdiction;

(f)	any payment made by the Seller or any other person in respect of any Claim shall be deemed to be a reduction of the Purchase Price; and

(g)	neither the Seller nor the Purchaser shall be liable for any Claim to the extent that the matter giving rise to such Claim has been carried out with the express consent of the Parties.

None of the limitations in this sub-clause 9.1 shall apply to the extent that any breach by a party of its obligations under this Agreement is caused by fraud, wilful default or wilful concealment or gross negligence.

9.2	Other than as expressly set out in this Agreement (including, for the avoidance of doubt the payment of the Consideration in accordance with Clause 5 (Consideration)), neither the Seller nor the Purchaser shall be liable to make any payment under this Agreement nor exercise any right of set-off or counterclaim against or otherwise withhold payment of any sums stated to be payable by the other hereunder or under any other agreement subsisting between them unless and until the liability of the Seller or the Purchaser (as applicable) has been agreed or adjudged payable in legal or arbitration proceedings.

9.3	The Seller hereby irrevocably and unconditionally undertakes that it shall not bring or conduct (in the absence of fraudulent or dishonest conduct or concealment) at any time any claims or actionable rights which it may have under contract, law or otherwise against the Company or any Company Group Member (or any of their respective directors, officers, employees or agents) arising out of or in connection with: (i) any matters relating to any period prior to Completion; or (ii) any matters for which it is or may be liable to the Purchaser arising out of or in connection with the Transaction.

9.4	The Parties hereby agree and acknowledge that the indemnification obligations specified in this Clause 9 is not a liability for defects (ayIba karşI tekeffül sorumluluğu) but the Seller’s and Purchaser’s respectively independent covenant and obligation of indemnity and the Seller’s and Purchaser’s respectively independent guarantee for the completeness and accuracy of all the representations, covenants and warranties. Therefore, notice periods and statutes of limitations in connection with the liability for defects shall not be applied for the independent covenants provided herein by the Seller. For the avoidance of doubt, the statute of limitation periods and the time periods applicable to the Purchaser’s duty to examine the object of the sale and/or notify the Seller of any defect or breach set forth in the Turkish Code of Obligations and the Turkish Commercial Code and in particular in Articles 223 and 231 of the Turkish Code of Obligations and Article 25 of the Turkish Commercial Code, as well as in any other laws and regulations shall not be applied to the independent covenants provided herein by the Seller.

10.	Undertakings

Following the board meeting of the Company held under paragraph 4 of Part B of Schedule 2 (Completion arrangements), the Seller undertakes to the Purchaser that it shall together with the Purchaser and in so far as it is within its powers to do so, execute and deliver or procure the execution and delivery of, all resolutions, notices and other documentation necessary to appoint and remove the directors and committee members as set out in paragraph 2 and 3 of Part B of Schedule 2 (Completion arrangements) pursuant to the Turkish Commercial Code.

11.	Effect of Completion

Any provision of this Agreement which is capable of being performed after but which has not been performed at or before Completion shall remain in full force and effect notwithstanding Completion.

12.	Remedies and waivers

12.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver thereof.

12.2	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

12.3	Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

13.	Assignment

13.1	Subject to sub-clause 13.2:

(A)	no party shall assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement;

(B)	no party shall make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement; and

(C)	no party shall sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement.

13.2	The restrictions in sub-clause 13.1 shall not apply to the Seller in relation to any member of the Dogus Group and to the Purchaser in relation to any member of its Group.

14.	Entire Agreement

14.1	The Transaction Documents shall constitute the whole and only agreements between the Parties relating to the sale and purchase of the Shares. In entering into this Agreement, each party to this Agreement acknowledges that it is not relying upon any pre-contractual statement which is not expressly set out in this Agreement, or the Restated Shareholders’ Agreement.

14.2	Except in the case of fraud no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement.

14.3	For the purposes of this clause and save as referred to above, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

14.4	This Agreement may only be varied in writing signed by each of the Parties.

15.	Notices

15.1	Subject to sub-clause 15.2:

(A)	a notice under this Agreement shall only be effective if it is in writing. Any notice given under this Agreement shall be delivered either personally or by registered mail or reputable international courier (for next day delivery), or in accordance with the provisions of Article 18(3) of the Turkish Commercial Code if and when such provisions become applicable; and

(B)	Faxes and e-mail are not permitted.

15.2	Any notices provided pursuant to sub-clause 3.4, 3.5 or Schedule 2 (Completion arrangements) may be provided by e-mail.

15.3	Notices given under sub-clause 15.1 shall be sent to a party to this Agreement at its address and for the attention of the individual set out below:

Party (and title of individual)	Address

Seller	FAO:

Husnu Akhan

Huzur Mahallesi, Maslak Ayazaga Caddesi No:2 34396 Sariyer Istanbul

Purchaser	FAO:

Jaime Saenz de Tejada Pulido (Chief Financial Officer of the BBVA group) and Javier Rodriguez-Soler (Head of M&A)

Paseo de la Castellana 81; 28046 MADRID, SPAIN

cc: Eduardo Arbizu Lostao (General Counsel) and María Jesús Arribas de Paz (Head of Corporate Legal Services)

15.4	Notices given under sub-clause 15.2 shall be sent to a party to this Agreement at its email address and for the attention of the individual set out below:

Party (and title of Individual)	E-mail address

Seller	hakhan@dogusgrubu.com.tr

Purchaser	jsaenzt@bbva.com

javier.rodriguez.soler@bbva.com

cc:eduardo.arbizu@bbva.com mjesus.arribas@bbva.com

15.5	A party may change its notice details given in sub-clause 15.3 and sub-clause 15.4 on giving notice to the other parties of the change in accordance with this clause. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

15.6	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by registered mail or reputable international courier, for next day delivery, the next day; and

(C)	if sent by e-mail, when dispatched.

15.7	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

16.	Announcements

16.1	No announcement concerning the sale of the Shares or any ancillary matter shall be made by any Party without the prior written approval of the Seller and the Purchaser, such approval not to be unreasonably withheld or delayed. This sub-clause 16.1 does not apply in the circumstances described in sub-clause 16.2 and 16.3.

16.2	The Seller and the Purchaser may make an announcement concerning the sale of the Shares or any ancillary matter if required by:

(A)	law; or

(B)

any securities exchange or regulatory or governmental body or any Tax Authority to which that party (or the group of which that party is a member) is subject, wherever situated, whether or not the requirement has the force of law, in which case the party concerned shall, where practicable and/or lawful, take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other party before making such announcement.

16.3	For the avoidance of doubt, this provision does not apply to announcements in relation to the Restated Shareholders’ Agreement following Completion.

17.	Confidentiality

17.1	Each Party shall (for the benefit of each other and the Company (save for any matter in relation to the Restated Shareholders’ Agreement) treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to:

(A)	the provisions of this Agreement, the Transaction Documents, or the Sahenk Family SPA;

(B)	the negotiations relating to this Agreement, the Transaction Documents, or the Sahenk Family SPA; or

(C)	the other parties to this Agreement.

17.2	Notwithstanding the other provisions of this clause, a party may disclose confidential information:

(A)	if and to the extent required by law;

(B)	if and to the extent required by any securities exchange or regulatory or governmental body or any Tax Authority to which that party (or the group of which that party is a member) is subject wherever situated, whether or not the requirement for information has the force of law;

(C)	if and to the extent required to vest the full benefit of this Agreement in that party;

(D)	to its employees, directors, officers, professional advisers, consultants, auditors and bankers;

(E)	to the employees, directors, officers, professional advisers, consultants, auditors and bankers of those members of the group of companies of which the relevant party is a part;

(F)	if and to the extent the information has come into the public domain through no breach by that party of its obligations hereunder;

(G)	if and to the extent the other party has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.

Except in circumstances where (and to the extent that) such notification is prohibited by law or court order, any information to be disclosed pursuant to paragraph (A) or (B) shall be disclosed only after reasonable notice to the other party and the Company.

18.	Costs and expenses

Except as otherwise expressly stated in any other provision of this Agreement, each party to this Agreement shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this Agreement and all other documents referred to in this Agreement.

19.	Counterparts

19.1	This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

19.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

20.	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

21.	No set-off

Except as expressly provided under this Agreement (including, without limitation, under sub-clause 5.2), any payment to be made by any party under this Agreement shall be made in full without any set-off, restriction, condition or deduction for or on account of any counterclaim.

22.	Further assurance

Each Party shall from time to time at its own cost, on being required to do so by the other Party, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all documents which that other party may reasonably consider necessary for giving full effect to this Agreement.

23.	Payments

23.1	Other than the payment of the Dividend Share by the Purchaser to the Seller pursuant to sub-clause 5.2(B), which shall be paid net of all Taxes which would be applicable to the Purchaser in Turkey on the dividends received by the Purchaser from the Company corresponding to the Shares all sums payable under this Agreement shall be paid free and clear of all deductions or withholdings. If any deductions or withholdings are required by law to be made from any amount payable under Clause 5 (Consideration), other than the payment of the Dividend Share pursuant to sub-clause 5.2(B) (which shall be net of the above-mentioned relevant Taxes), the Purchaser shall be obliged to pay to the Seller such sum as will, after the deduction or withholding has been made, leave the Seller with the same amount as they would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

23.2	If a party defaults in the payment when due of any sum payable under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise), the liability of that party shall be increased to include interest on the balance of such sum outstanding from time to time from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate of 2 per cent. per annum above the base rates from time to time of the arithmetic average of YapI Kredi Bank, İş Bank and Akbank. Such interest shall accrue from day to day and shall be compounded monthly.

24.	Choice of governing law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and shall be construed in accordance with Turkish law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed and determined in accordance with Turkish law.

25.	Jurisdiction

25.1

All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by three arbitrators appointed in accordance with the said Rules. The first arbitrator will be appointed by the Party initiating the arbitration proceedings simultaneously with its demand for arbitration, the second one of which will be appointed by the other Party within 20 (twenty) Business Days of the date on which it has received notice of the demand for arbitration and the third one of which (who shall act as Chairman of the arbitration panel) will be designated by agreement of the first two within twenty (20) Business Days from the appointment of the second Arbitrator or, failing such agreement, the ICC Court of Arbitration, which will also designate (A) the second arbitrator if the Party required to make such designation will not have done so within the period indicated above; and (B) the replacement of any arbitrator who is unable or unwilling to serve or to continue to serve as such, but only in the event that such replacement has not been designated by the Party which appointed the arbitrator to be replaced within twenty (20) Business Days from the date on which such arbitrator resigned or otherwise ceased from office or, in the case of the Chairman, by agreement of the other two Arbitrators. The place of arbitration shall be Paris, France. The language to be used in the arbitral proceedings shall be English.

25.2	The expenses of the arbitration proceedings referred to in this section shall be borne by the Parties in accordance with the applicable determinations of the Arbitration Tribunal.

25.3	The Seller and the Purchaser hereby designate their respective addresses for the giving of notice, as set forth in Clause 15 (Notices) as their respective domiciles at which service of process may be made in any arbitration, legal action or proceeding arising hereunder.

26.	Language

26.1	Each notice, demand, request, statement, instrument, certificate, or other communication under or in connection with this Agreement shall be:

(A)	in English; or

(B)	if not in English, accompanied by an English translation made by a translator, and certified by the party giving the notice to be accurate.

26.2	The receiving party shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to sub-clause 26.1(B).

IN WITNESS OF WHICH the parties have entered into this Agreement on the date first mentioned above.

Schedule 1

(Conditions to Completion)

1.	Regulatory consents in Turkey

1.1	The BRSA having notified the Purchaser that it has approved the acquisition of the Shares in the Company by the Purchaser.

1.2	Receipt by the Purchaser of a notification (by way of certificate or letter) from the Turkish Competition Board approving the acquisition of the Shares in the Company by the Purchaser or stating that it has no objection thereto or, in the alternative, the approval of the Turkish Competition Board of the acquisition of the Shares in the Company by the Purchaser being deemed to have been given by the Turkish Competition Board by virtue of the failure or omission by the Turkish Competition Board to respond to the Purchaser’s application to the Turkish Competition Board requesting its approval of the acquisition of the Shares in the Company by the Purchaser within a period of 30 (thirty) calendar days commencing from the date of submission of such application.

1.3	The CMB having notified the Purchaser that it has approved the indirect change in ownership of Garanti Portföy Yönetimi A.Ş. by reason of the acquisition of the Shares in the Company by the Purchaser.

1.4	The Purchaser having notified the CMB about the indirect change in ownership of Garanti YatIrIm Menkul KIymetler A.Ş. within 10 Business Days of the receipt of the BRSA’s approval set out in sub-paragraph 1.1.

1.4	The BRSA having notified the Purchaser that it has approved the indirect change in ownership of Garanti Factoring Hizmetleri A.Ş. and Garanti Finansal Kiralama A.Ş. by reason of the acquisition of the Shares in the Company by the Purchaser.

1.5	The Turkish Treasury (Hazine MüsteşarlIğI) having notified the Purchaser that it has approved the indirect change in ownership of Garanti Emeklilik ve Hayat A.Ş. by reason of the acquisition of the Shares in the Company by the Purchaser.

2.	Other regulatory consents

2.1	The Purchaser having obtained a declaration of no objection (verklaring van geen bezwaar) of the Dutch Central Bank (De Nederlandsche Bank N.V.) in relation to the acquisition of the Shares in the Company by the Purchaser.

2.2	Each of the central bank of Spain and the European Central Bank, as applicable, having notified the Purchaser that it has approved the acquisition of the Shares in the Company by the Purchaser.

2.3	The national bank of Romania having notified the Purchaser that it has approved the acquisition of the Shares in the Company by the Purchaser.

2.4	If applicable, the European Commission having issued a decision under Article 6(1)(b) or 6(2) of Council Regulation (EC) No. 139/2004 (the “Merger Regulation”) (or being deemed to have done so under Article 10(6) of the Merger Regulation) approving the purchase of the Shares as being compatible with the common market and/or, if any aspect of the Transaction is referred by the European Commission to a national competition authority of an EU or EFTA state or more than one such competition authorities under Article 9 of the Merger Regulation, approval having been received from each such competent authority that the purchase of the Shares by the Purchaser may proceed.

2.5	The Central Bank of Russia having notified the Purchaser that it has approved the acquisition of the Shares in the Company by the Purchaser.

2.6	The Malta Financial Services Authority having notified the Purchaser that it has approved the acquisition of the Shares in the Company by the Purchaser.

2.7	The Central Bank of Turkish Republic of Northern Cyprus (KKTC Merkez BankasI) having notified the Purchaser that it has approved the acquisition of the Shares in the Company by the Purchaser.

2.8	The Purchaser having notified the Commission de Surveillance du Secteur Financier (CSSF) in Luxembourg about the acquisition of the Shares in the Company by the Purchaser.

2.9	If applicable, the Ministry of Commerce of the People’s Republic of China having notified the Purchaser that it has approved the acquisition of the Shares in the Company by the Purchaser.

3.	Regulatory consents applicable to the Seller

3.1	If required, the Seller having obtained a declaration of no objection (verklaring van geen bezwaar) of the Dutch Central Bank (De Nederlandsche Bank N.V.) in relation to holding a qualifying shareholding in the Company.

The words “approved”, “approving”, “approval” or “notice of no objection” or their derivatives in relation to the regulatory consents in paragraphs 1 and 2 above shall mean an approval (or declaration of no objection, as applicable) by the relevant competent authority which does not impose conditions, undertakings or obligations on the Purchaser such that the impact of any such conditions, undertakings or obligations imposed on the Purchaser is so serious and adverse that they could reasonably be expected to affect fundamentally the willingness of a reasonable purchaser to proceed to Completion.

4.	Regulatory Action

No Regulatory Action having occurred.

Schedule 2

(Completion arrangements)

Part A (Transfer Obligations)

1.	At Completion, the Purchaser shall transfer an amount equal to the Purchase Price to the Dogus Bank Account in immediately available funds with value date the Completion Date.

2.	At Completion, the Seller shall provide a signed written instruction to its broker to confirm that the Shares have been transferred to the Purchaser and instructing registration of the share transfer with the MKK with a signed copy also delivered to the Purchaser including the following declaration: “Pursuant to a share purchase agreement dated November 19, 2014, we have sold 59,746,938,936 shares in Turkiye Garanti Bankasi A.S. and hereby instruct you to transfer such shares to BBVA’s account of [—] held by [—] for purpose of delivery of such shares” and procure the transfer of legal title to the Shares to the Purchaser free of any Encumbrance and shall cause (together with the Purchaser) the board of directors of the Company to resolve to register and register the Purchaser in the share ledger of the Company as the new registered owner of the Shares.

Part B (Seller’s obligations)

At or prior to Completion, the Seller shall:

1.	deliver to the Purchaser a copy (certified by a director or officer of the Seller to be a true copy of a resolution in force at Completion) of the resolution of the directors of the Seller authorising the execution by the Seller of this Agreement;

2.	deliver to the Purchaser a certified copy of the resolution of the general assembly of the Seller approving the execution by the Seller of this Agreement and the transfer of the Shares to the Purchaser;

3.	procure that those Dogus Shareholders’ representatives on the Board of Directors (as determined in the Restated Shareholders’ Agreement) who are required to resign in order to comply with the board composition agreed upon by the Dogus Shareholders in Section 5.02(A) of the Restated Shareholders’ Agreement resign their offices as such, such resignations to be tendered at the board meeting referred to in paragraph 4 of Part B of this Schedule 2;

4.	procure that those Dogus Shareholders’ representatives on the audit committee (or any other committee) of the Company (if any) who are required to resign in order to comply with the committee composition agreed upon by the Dogus Shareholders in Section 6.03 of the Shareholders’ Agreement resign their offices as such, such resignations to be tendered at the board meeting referred to in paragraph 4 of Part B of this Schedule 2;

5.	procure a board meeting of the Company to be held for the purposes of considering and resolving upon the following matters and at which:

(A)	the Seller shall procure that (i) the resignation of the Dogus Shareholders’ nominated representatives (to the extent necessary) on the board of directors of the Company and (ii) the resignation of the Dogus Shareholders’ nominated representatives on the audit committee (or any other committee) of the Company, to ensure compliance with the board of directors and committee composition agreed upon in the Restated Shareholders’ Agreement, shall be tendered and accepted; and

(B)	the Seller shall procure that (i) such Dogus Shareholders’ representatives on the board of directors or audit committee (or any other committee) of the Company (if any) vote to accept the appointment of the individuals nominated by the Purchaser to the board of directors of the Company (and to the relevant committees) in accordance with the Board and committee composition agreed upon by Dogus Shareholders in accordance with Section 6.03 of the Shareholders’ Agreement and Section 5.02 of the Restated Shareholders’ Agreement (such nominees to be notified to the Seller by the Purchaser no less than three Business Days prior to Completion) and (ii) no such Dogus Shareholders’ representative withdraws or revokes its vote at any time, and in each case, such resignations and appointments to be made and resignations to be accepted in such sequence as is required so as to satisfy the quorum requirements for the board meeting.

Part C (Purchaser’s obligations)

At or prior to Completion, the Purchaser shall:

1.	procure that the Purchaser’s representatives on the board of directors (or any committee) of the Company vote to accept the resignations referred to in paragraph 2 and 3 of Part B above and shall procure that no such Purchaser’s representative withdraws or revokes its vote at any time; and

2.	deliver to the Seller a copy (certified by a director or officer of the Purchaser to be a true copy of a power of attorney in force at Completion) of the power of attorney executed by the Purchaser authorising the execution by the Purchaser of this Agreement.

Part D (General)

All documents and items delivered at or prior to Completion pursuant to this Schedule 2 shall be held by the recipient to the order of the person delivering the same until such time as Completion shall be deemed to have taken place. Simultaneously with:

(A)	delivery of all documents and items required to be delivered at Completion in accordance with this Schedule 2 (or waiver of the delivery of it by the person entitled to receive the relevant document or item); and

(B)	receipt of an electronic funds transfer by the Seller of an amount equal to the total consideration payable by the Purchaser in respect of the Shares and in accordance with Part A above,

the documents and items delivered in accordance with this Schedule shall cease to be held to the order of the person delivering them and Completion shall be deemed to have taken place.

Schedule 3

(Warranties)

Part A: Seller’s Warranties

1.	The Seller is the sole legal and beneficial owner of the Shares free and clear of any and all Encumbrances.

2.	The Shares are duly issued and paid up and constitute approximately 14.2254% of the total issued share capital of the Company.

3.	The Shares rank pari passu with all other issued shares of the Company and there are no founder shares or privileged shares (as such term is defined by the Turkish Commercial Code) in issue in the share capital of the Company or any of its Company Group Members.

4.	(i) As at the date of this Agreement, the Dogus Group and the Sahenk Family are the legal and beneficial owner of 24.89% of the total issued share capital of the Company; and (ii) immediately following Completion, upon the sale of the Shares hereunder to the Purchaser, the Dogus Group shall be the legal and beneficial owner of 10% of the total issued share capital of the Company. Neither the Seller nor any member of the Dogus Group is the legal or beneficial owner of any shares, or has rights or options to acquire any shares, in the share capital of the Company or any Company Group Member other than as described in the foregoing sentence.

5.	The Shares have been owned by the Seller for more than 2 years.

Part B: Representations by both the Seller and the Purchaser in relation to capacity

1.	Each of the Seller and the Purchaser (as “Warrantor”) warrants, in the case of the Seller both on behalf of itself and the other Dogus Shareholders, that it has the requisite power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party.

2.	The Warrantor warrants, in the case of the Seller both on behalf of itself and the other Dogus Shareholders, that the obligations of the Warrantor, in the case of the Seller including the obligations of the other Dogus Shareholders, under this Agreement and the Transaction Documents constitute valid, binding and enforceable obligations of the Warrantor, and in the case of the Seller also of the Dogus Shareholders, enforceable against the Warrantor, and in the case of the Seller also against the Dogus Shareholders, in accordance with their terms.

3.	The execution and delivery of, and the performance by the Warrantor, in the case of the Seller also by the Dogus Shareholders, of its obligations under, this Agreement and the Transaction Documents will not:

(A)	result in a material breach of any provision of the constitutional documents of the Warrantor, in the case of the Seller also of the Dogus Shareholders;

(B)	result in a material breach of, or constitute a default under, any agreement, instrument, lien or other restriction to which the Warrantor, in the case of the Seller also the Dogus Shareholders, is a party or by which the Warrantor is bound;

(C)	result in a breach of any order, judgment or decree of any court or governmental agency to which the Warrantor, in the case of the Seller also the Dogus Shareholders, is a party or by which the Warrantor, in the case of the Seller also the Dogus Shareholders, is bound, or violate any law applicable to a Warrantor; or

(D)	require the consent of its shareholders or of any other person (other than as described in Schedule 1 (Conditions to Completion).

Schedule 4

(Stamp Tax Protocol)

Stamp Tax Protocol

This protocol (the “Protocol”) is executed on November 19, 2014 between:

1.	DOGUS HOLDING A.S. whose registered office is at Eskibuyukdere Caddesi, Oycan Plaza, No:15, 34398, Maslak, Istanbul, Turkey (registered in Turkey Trade Registry No. 132298/79618) (the “Dogus”); and

2.	BANCO BILBAO VIZCAYA ARGENTARIA, S.A. whose registered office for these purposes is at Paseo de la Castellana 81, Planta 27, Madrid 28046, Spain (registered at the Vizcaya Mercantile Registry in volume 2,083, sheet 1, Hoja BI-17-A, 1st inscription) (the “BBVA”);

(Dogus and BBVA shall each be referred to as a “Party” and collectively as the “Parties”.)

WHEREAS, the Parties signed a Share Purchase Agreement (the “Agreement”) dated November 19, 2014 and in connection with the acquisition of 59,746,938,936 shares in T. Garanti BankasI A.Ş by BBVA, in two original copies and agreed to equally bear the Stamp Tax arising therefrom;

WHEREAS, Dogus represents that (a) it has held the Shares for more than two years and (b) its Board of Directors has adopted a resolution (a copy of which is attached hereto as Annex 1) not to distribute 75% of the capital gain from the disposal of the Shares which is calculated as being the difference between the Purchase Price and the carrying value of such Shares in the statutory accounts of Dogus immediately before the disposal of such Shares (such amount being the “Exempt Capital Gain”), in part or in whole for at least five years from the Completion Date. The Parties agree that Dogus’ compliance with the condition set forth in paragraph (b) above (the “Exemption Condition”) will exempt both copies of the Agreement from the Stamp Tax as foreseen in Law no. 488 regarding Stamp Tax (the “Stamp Tax Law”), table no 2(IV)(35). The capitalization of the Exempt Capital Gain into the share capital of Dogus does not constitute a breach of the Exemption Condition.

Unless otherwise defined in this Protocol, all capitalized terms used herein shall have the meanings assigned to them in the Agreement.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.	If Dogus breaches the Exemption Condition (the “Breach”), BBVA shall only be responsible for (a) 50% of the principal amount of the Stamp Tax arising from the Agreement; and (b) subject to paragraph 2 below, the default interest (including any pişmanlIk zammI, if applicable) arising as a result of the application of the Stamp Tax Law accruing during the period from December 26, 2014 to the date of actual payment of the Stamp Tax arising from the Agreement to the tax offices. For the avoidance of doubt, the payment of all penalties and fines (vergi ziyaI or usulsüzlük cezasI) and any interest accruing on such penalty or fine that may become payable on account of Stamp Tax in relation to the Agreement due to such Breach shall be for the sole responsibility of and discharge by Dogus.

2.	Dogus shall notify BBVA as soon as a Breach occurs. BBVA shall not be responsible for or pay any amount in respect of any default interest (including any pişmanlIk zammI¸ if applicable) accruing during the period from (and including) the date on which the Breach occurs to (but excluding) the date on which Dogus notifies BBVA of such Breach.

3.	The Parties agree that in respect of Stamp Taxes the provisions of this Protocol shall prevail over Clauses 2.2 and 18 of the Agreement.

4.	This Protocol is supplemental to and should be read in conjunction with, and construed as one document with, the Agreement.

5.	This Protocol and any non-contractual obligations arising out of or in connection with it shall be governed by and shall be construed in accordance with the laws of the Republic of Turkey. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed and determined in accordance with the laws of the Republic of Turkey.

6.	Clauses 15, 16, 17, 18, 19, 20, 21, 22, 25 and 26 of the Agreement shall apply mutatis mutandis with respect to this Protocol.

DOGUS HOLDING A.S.

By:	Ferit Faik Şahenk

By:	Süleyman Sözen

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	Javier Rodriguez-Soler

SIGNED BY THE PARTIES

Signed by	)
Ferit Faik Şahenk	)

for and on behalf of	)	Duly authorised signatory
DOGUS HOLDING A.S.	)

Signed by	)
Süleyman Sözen	)

for and on behalf of	)	Duly authorised signatory
DOGUS HOLDING A.S.	)

Signed by	)
Javier Rodriguez-Soler	)

for and on behalf of	)	Duly authorised signatory
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.	)